SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
           UNDER THE SECURITIES EXCHANGE ACT OF 1934 (the "Act")


                            Hartmarx Corporation
                              (Name of Issuer)

                  Common Stock, $2.50 par value per share
                      (Title of Class and Securities)

                                417119-10-4
                               (CUSIP Number)



   Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:

      ( X )  Rule 13d-1(b)

      (   )  Rule 13d-1(c)

      (   )  Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



   CUSIP # 417119-10-4            Schedule 13G                Page 2 of 5



     ------------------------------------------------------------------------
      (1)  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Hartmarx Retirement Income Trust
                       36-6807362
     ------------------------------------------------------------------------
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  ( )
     ------------------------------------------------------------------------
      (3)  SEC USE ONLY

     ------------------------------------------------------------------------
      (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                ILLINOIS
     ------------------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
            NUMBER OF                     1,737,712
             SHARES                  ----------------------------------------
          BENEFICIALLY               (6)  SHARED VOTING POWER
            OWNED BY                      0
              EACH                   ----------------------------------------
            REPORTING                (7)  SOLE DISPOSITIVE POWER
             PERSON                       1,737,712
              WITH                   ----------------------------------------
                                     (8)  SHARED DISPOSITIVE POWER
                                          0
     ------------------------------------------------------------------------
      (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     1,737,712

     ------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES*                                                  (  )

    ------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.1%  (See response to Item 4).

    ------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON*

          EP
    ------------------------------------------------------------------------



      Item 1(a). Name of Issuer:

                 Hartmarx Corporation

      Item 1(b). Address of Issuer's Principal Executive Offices:

                 101 North Wacker Drive
                 Chicago, Illinois 60606

      Item 2(a). Name of Person Filing:   Hartmarx Retirement Income Trust

      Item 2(b). Address of Principal Business Office or, if None, Residence:

                 c/o  Hartmarx Corporation
                      101 North Wacker Drive
                      Chicago, Illinois 60606

      Item 2(c). Citizenship:   Illinois

      Item 2(d). Title of Class of Securities:

                 Common Stock, $2.50 par value per share ("Common Stock")

      Item 2(e). CUSIP Number:

                 417119-10-4

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a) [ ] Broker or dealer registered under Section 15 of the Act;

                (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

                (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

                (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G); see Item 7,

                (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

      Item 4.    Ownership.

                (a)  Amount beneficially owned:  1,737,712

                (b)  Percent of class:  6.1%

                (c)  Number of shares as to which such person has:
                     (i)     Sole power to vote or to direct the vote:
                             1,737,712

                     (ii)    Shared power to vote or to direct the vote:
                             0

                     (iii)   Sole power to dispose or to direct the
                             disposition of:
                             1,737,712

                     (iv)    Shared power to dispose or to direct the
                             disposition of:
                             0

      Item 5.    Ownership of Five Percent or Less of a Class.

                     N/A

      Item 6.    Ownership of More than Five Percent on Behalf of
                 Another Person.

                     N/A

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     N/A

      Item 8.    Identification and Classification of Members of the Group.

                     N/A


      Item 9.    Notice of Dissolution of Group.

                     N/A

      Item 10.   Certification.

                     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  May 1, 2000
                                                  ----------------------------



                                                  /s/ Taras R. Proczko
                                                  ----------------------------
                                                  Signature


                                                  ----------------------------
                                                  Name:  Taras R. Proczko
                                                  Title: Vice-President
                                                         Corporate Counsel
                                                         and Secretary